Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Among

Perficient, Inc.,

ePairs Inc.,

the Principal

and

the Seller Shareholders

Dated as of November 21, 2007

i

3.21	Affiliate Relationships	31
3.22	Broker’s Fees	31
3.23	Bank Accounts	31
3.24	Copies of Business Records and Other Materials	31
3.25	Environmental Matters.	31
3.26	Indebtedness	32
3.27	Illegal Payments	32
3.28	Disclosure	32

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF SELLER SHAREHOLDERS
4.01	Authority; Due Execution	33
4.02	Non-Contravention; Consents	34
4.03	Legal Proceedings	34
4.04	Broker’s Fees	34

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF BUYER
5.01	Corporate Organization and Qualification	34
5.02	Authority	34
5.03	Non-Contravention and Consents	35
5.04	Litigation	35
5.05	Buyer Common Stock	35
5.06	Brokers’ and Finders’ Fees	36
5.07	Reports	36

	ARTICLE VI
	PRE-CLOSING COVENANTS
6.01	Conduct of Business	36
6.02	Access to Information; Confidentiality	36
6.03	No Solicitation of Transactions	37
6.04	Regulatory Matters	37
6.05	Commercially Reasonable Efforts	38
6.06	Notification; Disclosure Supplements	38

	ARTICLE VII
	ADDITIONAL AGREEMENTS
7.01	Non-Compete Agreement	38
7.02	Securities Matters	39
7.03	Registration Rights	41
7.04	Transition Services Agreement; Hiring of Continuing Employees	46
7.05	Employee Benefit Plans	46
7.06	Publicity	47
7.07	Taxes	48

7.08	Accounts Receivable	49
7.09	Tax Reporting Documentation	50
7.10	Use of ePairs Names	50
7.11	India Equity Purchase	50

	ARTICLE VIII
	CONDITIONS PRECEDENT
8.01	Conditions to Each Party’s Obligation	50
8.02	Conditions to Obligations of Buyer	51
8.03	Conditions to Obligations of Seller, the Principal and the Seller Shareholders	52

	ARTICLE IX
	TERMINATION AND AMENDMENT
9.01	Termination	53
9.02	Effect of Termination	54
9.03	Expenses	54
9.04	Amendment	54
9.05	Extension; Waiver	54

	ARTICLE X
	INDEMNIFICATION
10.01	Agreement to Indemnify	54
10.02	Survival of Indemnity	55
10.03	Additional Provisions	56
10.04	Claim Notice; Definitions; Third Party Claim Procedures	57

	ARTICLE XI
	GENERAL PROVISIONS
11.01	Notices	58
11.02	Interpretation	60
11.03	Counterparts and Facsimile Signatures	60
11.04	Entire Agreement	60
11.05	Governing Law	61
11.06	Enforcement of Agreement	61
11.07	Severability	61
11.08	Assignment	61
11.09	Amendment	61

EXHIBIT LIST

EXHIBIT A	Form of Bill of Sale
EXHIBIT B	Form of Escrow Agreement
EXHIBIT C	Form of Stock Restriction Agreement (Continuing Employees)
EXHIBIT D	Form of Stock Restriction Agreement (Non-Continuing Employees)
EXHIBIT E	Form of Transition Services Agreement
EXHIBIT F	Form of Contractor Services Agreement
EXHIBIT G	Form of Confidentiality and Intellectual Property Assignment Agreement
EXHIBIT H	Form of Opinion of Counsel to Seller
EXHIBIT I	Form of Opinion of Counsel to Buyer

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of November 21, 2007, by and among Perficient, Inc., a Delaware corporation (“Buyer”), ePairs Inc., a California corporation (“Seller”), Ganesan Swaminathan (Kumar Nathan) (the “Principal”) and Uma Swaminathan (together with Ganesan Swaminathan, the “Seller Shareholders”).

WHEREAS, Seller and ePairs India Private Limited, an India Private Limited company,  (“ePairsIndia” and, together with Seller, the “Companies” and each a “Company”) are engaged in the business of providing technology consulting services, technology design services, software development services, software integration services, systems integration services, software implementation services, technology outsourcing services, hosting services and technology staffing services to their customers (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desire to sell to Buyer, substantially all of the Seller’s assets and properties used or held for use in connection with the Business, and in connection therewith, Buyer has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms and conditions set forth herein (the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“401(k) Plan” has the meaning set forth in Section 7.05(a).

“Accounts Receivable” means with respect to any Person any and all accounts receivable and notes receivable of or payable to such Person, together with all amounts receivable for completed but unbilled services related to such Person’s work in progress, all as of the Closing Date.

“Acquired Assets” has the meaning set forth in Section 2.01.

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation” has the meaning set forth in Section 2.08.

“Ancillary Agreements” means the Escrow Agreement, the Bill of Sale and the Transition Services Agreement.

“Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees,  injunctions, and writs of any Governmental Entity which has, or Seller believes is reasonably likely to have, jurisdiction over the Companies, the Acquired Assets or the Business, as it is exists on or prior to the Closing Date.

“Arbitrating Accountant” has the meaning set forth in Section 2.07.

“Assets” means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the Business and all the tangible and intangible assets owned, leased or licensed by ePairs India.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assigned Leases” has the meaning set forth in Section 2.01(b).

“Assigned Licenses” has the meaning set forth in Section 2.01(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Backlog” means expected revenue committed under signed customer Contracts but not yet recognized as revenue under GAAP.

“Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale substantially in the form attached as Exhibit A hereto.

“Business” has the meaning set forth in the Recitals.

“Business Records” means any and all books related to the Business, as well as records, files, documentation, data or information of Seller that have been or now are used in connection with the Business.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Carved-Out Liabilities” has the meaning set forth in Section 10.01(b).

“Buyer Common Stock” means Buyer’s common stock, par value $0.001 per share.

“Buyer Disclosure Schedule” has the meaning set forth in Article V.

“Buyer Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of Buyer and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Buyer Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Buyer’s compliance with the terms of this Agreement.

“Buyer Plan” has the meaning set forth in Section 7.05(a).

“Buyer Stock Per Share Price” means the average closing sale price per share of Buyer Common Stock as reported on the Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Charter Documents” has the meaning set forth in Section 3.01(a).

“Choses in Action” means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise.  The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

“Claim Notice” has the meaning set forth in Section 10.04(a).

“Closing” has the meaning set forth in Section 2.09(a).

“Closing Cash Payment” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 2.09(a).

“Closing Date Dispute Notice” has the meaning set forth in Section 2.06(b).

“Closing Date Statement” has the meaning set forth in Section 2.06(b).

“Closing Stock Payment” has the meaning set forth in Section 2.05(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Commercially Reasonable Efforts” means the prompt and persistent efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously and as reasonably possible; provided, that in applying its Commercially Reasonable Efforts a party shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

“Company” and “Companies” have the meanings set forth in the Recitals.

“Competing Business” means any Person that offers or is demonstrably planning to offer Competitive Products or Services.

“Competitive Products or Services” means any products or services that are competitive with the products or services being offered or marketed by either of the Companies as of the Closing Date, including technology consulting services, technology design services, software development services, software integration services, systems integration services, software implementation services, technology outsourcing services, hosting services or technology staffing services.

“Confidential Information” has the meaning set forth in Section 3.20(h).

“Consents” means all consents and approvals of third parties or Governmental Entities, in each case that are necessary in order to transfer the Acquired Assets to Buyer pursuant hereto and otherwise to consummate the transactions contemplated hereby.

“Continuing Employees” has the meaning set forth in Section 7.04(a).

“Continuing Independent Contractors” has the meaning set forth in Section 7.04(a).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which either of the Companies enjoys any right or benefit or undertakes any obligation related to the Business.

“Covered Client” means any of Buyer’s, any subsidiary of Buyer’s, or either of the Companies’ clients as of the Closing Date.

“Current Assets” means the sum of (i) Accounts Receivable of Seller (net of allowances for doubtful accounts), and (ii) prepaid assets, deposits and other current assets of Seller specifically identified on the Estimated Closing Date Balance Sheet, as revised by the Closing Date Statement; provided, however, that such term does not include any Excluded Assets.

“Current Employee Benefit Plan” means each Employee Benefit Plan that is currently sponsored, maintained, contributed to, or agreed to by either of the Companies or any ERISA Affiliate or under which either of the Companies or any ERISA Affiliate has any current or future obligations.

“Damages” means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 10.02 and Section 10.03.  “Damages” shall not include (i) any incidental, consequential, indirect, special or punitive damages, (ii) any amount for which reimbursement is received by Buyer or Seller, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party, and (iii) shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the event giving rise to the claim.

“Distributable Purchase Price” means an amount equal to (a) the Purchase Price less (b) an amount equal to (i) the number of shares of Buyer Common Stock actually transferred to the Seller Interest Holders as contemplated in Section 7.02(b)(ii) multiplied by (ii) the Buyer Stock Per Share Price.

“Employee Benefit Plan” means, whether maintained in the United States or elsewhere and whether or not subject to ERISA, (i) any change in control, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, and other welfare benefit or fringe benefit plans or policies, or agreements providing benefits to any present or former employee, director, contractor, or consultant of either of the Companies or either of their Affiliates, including ERISA Affiliates, that are established, sponsored, maintained, or contributed to by any such entity, (ii) any Employee Pension Benefit Plan (including any Multiemployer Plan), (iii) any Employee Welfare Benefit Plan or fringe benefit plan or program, (iv) any consulting or employment agreement or arrangement or (v) any plan, agreement or arrangement providing benefits related to clubs, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by either of the Companies or any ERISA Affiliate for the benefit of the employees, former employees, directors, contractors or consultants of either of the Companies or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.

“Encumbrances” means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, mortgages, restrictions, and other burdens, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, to the extent applicable, (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the

Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“ePairs Contracts” has the meaning set forth in Section 3.04(a).

“ePairs India” has the meaning set forth in the Recitals.

“ePairs Names” means all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world of Seller or ePairs India.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with Seller or a subsidiary within the meaning of Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank. N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into among Buyer, Seller and Escrow Agent substantially in the form attached hereto as Exhibit B, with such modifications as may be reasonably acceptable to Buyer and Seller as requested by the Escrow Agent.

“Escrow Payment” has the meaning set forth in Section 2.05(c).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.06(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.06(a).

“Estimated Statement” has the meaning set forth in Section 2.06(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.03(b).

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Filing Date” has the meaning set forth in Section 7.03(a).

“Financial Statements” has the meaning set forth in Section 3.07(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Holdback Amount” has the meaning set forth in Section 2.06(a).

“include”, “includes” or “including” has the meaning set forth in Section 11.02.

“Indebtedness” without duplication, means (i) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Seller or any subsidiary, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of Seller or any subsidiary for the payment of the purchase price of property or assets purchased, (iii) all obligations of Seller or any subsidiary to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) any outstanding reimbursement obligation of Seller or any subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of Seller or any subsidiary, (v) any payment obligation of Seller or any subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness for borrowed money secured by any Encumbrances existing on property owned by Seller or any subsidiary, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of Seller or any subsidiary in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (viii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.

“Indemnified Party” means a party (or its successor) who is entitled to indemnification from a party hereto pursuant to Article X.

“Indemnifying Party” means a party (or its successor) hereto who is required to provide indemnification under Article X to another party.

“India Contracts” has the meaning set forth in Section 3.04(a).

“India Equity Purchase” has the meaning set forth in Section 7.11.

“India Holdback Amount” means $10,000.

“India Interestholders” has the meaning set forth in Section 7.11.

“Injunction” has the meaning set forth in Section 8.01(b).

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all computer programs (source code or object code), (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all maskworks and any registrations and applications therefor throughout the world, (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (viii) all databases and data collections and all rights therein throughout the world, (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Rights” means any and all rights now or in the future to Intellectual Property owned or licensed by either of the Companies and used in connection with the operation of the Business.

“Leased Real Property” has the meaning set forth in Section 3.18.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, of either of the Companies.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the amount equal to (i) Accounts Receivable of each of the Companies (net of allowances for doubtful accounts), less (ii) Assumed Liabilities reflected on the Estimated Statement, as revised by the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable.

“Net Working Capital Threshold Amount” means $930,840.

“Non-Compete Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Non-Control Party” has the meaning set forth in Section 10.04(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business.

“Permitted Encumbrances” means (i) any Encumbrance for current Taxes that are not yet due or payable, (ii) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes that are due and payable and the validity of which are being contested in good faith by appropriate proceedings (as described on Schedule 3.12) and for which adequate reserves have been established by Seller in accordance with GAAP, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iv) mechanics’ and materialmen’s liens incurred in the ordinary course of business, (v) statutory liens of landlords’ and workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar Encumbrances arising in the ordinary course of business, (vi) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and other similar statutory requirements, (vii) Encumbrances constituted by the terms of any Assigned Contract, (viii) Encumbrances, deposits or pledges to secure the performance of bids, tenders, Contracts (other than Contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, (ix) judgment and other similar Encumbrances arising in connection with court proceedings, provided the execution or other enforcement of such Encumbrance is effectively stayed and the claim secured thereby are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established by Seller in accordance with GAAP, or (x) easements, rights-of-way, restrictions and other similar Encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by either of the Companies of the Acquired Assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by either of the Companies and used in the operation of the Business.

“Pre Closing Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.07(c)(i).

“Principal” has the meaning set forth in the introductory paragraph.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Property Taxes” has the meaning set forth in Section 7.07(b).

“Prospective Client” means any Person that, as of the Closing Date: (i) Buyer, any subsidiary of Buyer, or either of the Companies has spent time and resources courting or developing as a potential user of Buyer’s, any subsidiary of Buyer’s or either of the Companies’ Competitive Products or Services as evidenced by internal company documents and records (including e-mail); or (ii) has entered into specific discussions with Buyer, any subsidiary of Buyer or either of the Companies regarding Buyer, any subsidiary of Buyer or either of the Companies potentially providing its services or products to the Person.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchaser Indemnification Basket” has the meaning set forth in Section 10.01(a).

“Purchaser Indemnitees” has the meaning set forth in Section 10.01(a).

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by either of the Companies.

“Registrable Securities” has the meaning set forth in Section 7.03(a).

“Registration Period” has the meaning set forth in Section  7.03(a)(ii).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Related Party Transactions” has the meaning set forth in Section 3.21.

“Requisite Regulatory Approvals” has the meaning set forth in Section 8.01(a).

“Restricted Area” means any geographic market in which either of the Companies conducts any material portion of the Business prior to the Closing Date (e.g., contacting Covered Clients or Prospective Clients to solicit material business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 7.02(a).

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Carved-Out Liabilities” has the meaning set forth in Section 10.01(a).

“Seller Disclosure Schedule” has the meaning set forth in Article III.

“Seller Indemnification Basket” has the meaning set forth in Section 10.01(b).

“Seller Indemnitees” has the meaning set forth in Section 10.01(b).

“Seller Interest Holders” has the meaning set forth in Section 7.02(b).

“Seller Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the Acquired Assets or the Business, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Seller Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Seller’s compliance with the terms of this Agreement.

“Seller Warranty Liabilities” has the meaning set forth in Section 2.03(a)(iii).

“Stock Restriction Agreements” means the Stock Restriction Agreement (Continuing Employees) substantially in the form attached hereto as Exhibit C and the Stock Restriction Agreement (Non-Continuing Employees) substantially in the form as attached hereto as Exhibit D.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Straddle Tax Return” has the meaning set forth in Section 7.07(c)(ii).

“Tax” and “Taxes” means (a) any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a affiliated, combined, consolidated, unitary or similar group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Authority” means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Authority, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Reporting Documentation” has the meaning set forth in Section 7.09.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes.

“Third Party Claim” means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“to the knowledge of Buyer” has the meaning set forth in Article V.

“to the knowledge of the Principal” has the meaning set forth in Article III.

“to the knowledge of Seller” has the meaning set forth in Article III.

“to the knowledge of the Seller Shareholders” has the meaning set forth in Article IV.

“Transition Period” has the meaning set forth in Section 7.04(b).

“Transition Services Agreement” means the Transition Services Agreement to be entered into among Buyer and Seller, substantially in the form attached hereto as Exhibit E.

“Seller Shareholders” has the meaning set forth in the introductory paragraph.

“Seller Shareholder Disclosure Schedule” has the meaning set forth in Article IV.

“without limitation” has the meaning set forth in Section 11.02.

ARTICLE II

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.01  Agreement to Sell and Buy.  Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of the Seller’s right, title and interest in and to all of the Assets against receipt by Seller of the Purchase Price, except the Excluded Assets set forth in Section 2.02 (the “Acquired Assets”), free and clear of all Encumbrances other than Permitted Encumbrances.  The Acquired Assets include the following:

(a)  All Current Assets;

(b)  All Personal Property as listed on Schedule 2.01(b), including all rights and benefits of Seller under the lease agreements, to the extent assignable, listed on Schedule 2.01(b) (the “Assigned Leases”);

(c)  All Intellectual Property Rights to the extent assignable, including all rights and benefits of Seller under the license agreements included on Schedule 2.01(c) (the “Assigned Licenses”);

(d)  To the extent assignable, all rights and benefits of Seller under the Contracts listed on Schedule 2.01(d) (together with the Assigned Leases and Assigned Licenses, the “Assigned Contracts”);

(e)  To the extent transferable, all Permits of Seller;

(f)  All Choses in Action of Seller;

(g)  All Business Records in Seller’s control or possession;

(h)  All of Seller’s equity interest in ePairs India; and

(i)  All other intangible assets of Seller, including goodwill.

2.02  Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall retain all right, title and interest in and to, and Buyer shall not acquire any right, title or interest in, the following assets or rights of Seller (the “Excluded Assets”):

(a)  All cash, undeposited funds and cash equivalents of Seller as of the Closing Date, and all security deposits under any Excluded Contracts;

(b)  All rights and benefits of Seller under any Contracts other than the Assigned Contracts (the “Excluded Contracts”);

(c)  All Employee Benefit Plans of Seller and all assets or funds held in trust, or otherwise, associated with or used in connection with such Employee Benefit Plans;

(d)  All claims for refund of Taxes and other governmental charges of whatever nature related thereto and all reserves or accounts for accrued and unpaid Taxes;

(e)  All Choses in Action, if any, of Seller relating to any of the other assets listed on Schedule 2.02 or any of the Excluded Liabilities;

(f)  All Business Records relating solely to: (i) internal corporate matters of Seller or its stockholders (including any minute books, ownership records, and seals); (ii) personnel records and other records that Seller is required to retain, provided, that, if requested by Buyer, Buyer is provided with a true and complete copy of all such records to the extent that they relate to the Continuing Employees; (iii) accounting records of Seller, provided, that Buyer is provided with a true and complete copy of all such accounting records to the extent such records relate to the Business; or (iv) any of the other assets listed on Schedule 2.02;

(g)  All Personal Property, if any, identified on Schedule 2.02;

(h)  All prepaid expenses and cash surrender values relating to Seller’s insurance policies, as identified on Schedule 2.02; and

(i)  All rights of Seller under, including Choses in Action of Seller relating to, this Agreement or the Ancillary Agreements, and all consideration payable to Seller pursuant to this Agreement.

2.03  Assumption of Liabilities.

(a)  As of the Closing Date, Buyer shall assume and pay, perform and discharge in a timely manner according to their terms only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)  Liabilities of Seller arising under the Assigned Contracts on and after the Closing Date;

(ii)  Liabilities of Seller set forth on the Estimated Statement, as revised by the Closing Date Statement, including (A) trade account payables, payroll, payroll related Taxes, 401(k) matching contributions and other accruals and other current Liabilities of Seller arising in the ordinary course of business that remain unpaid at and are not delinquent as of the Closing Date, and (B) the obligation to provide or to perform services relating to billings in excess of costs or otherwise to be delivered or performed following the Closing;

(iii)  Liabilities of Seller related to any warranty claims by Seller’s customers with respect to work performed by Seller prior to the Closing Date pursuant to any of the  Assigned Contracts (“Seller Warranty Liabilities”);

(iv)  All immigration-related Liabilities of or with respect to the Continuing Employees and the family members of such Continuing Employees being sponsored by Seller as of the Closing Date, including such family members set forth on Schedule 2.03(a)(iv) (as such schedule may, from time to time, be amended by Seller after the Closing to add such family members not reflected on such schedule as of the Closing), and any prospective employees hired in accordance with the Transition Services Agreement; and

(v)  Other Liabilities of Seller, if any, listed on Schedule 2.03.

(b)  Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in Section 2.03(a) above, Buyer shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to pay, perform and discharge all Liabilities of Seller, including all of the following (collectively, the “Excluded Liabilities”):

(i)  Liabilities under any Excluded Contracts;

(ii)  Except Seller Warranty Liabilities, Liabilities arising under any Assigned Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date;

(iii)  Any forfeiture, claim or pending litigation or proceeding relating to the Business prior to the Closing Date;

(iv)  Any Liabilities under any Employee Benefit Plan;

(v)  Any Liabilities for severance payments or other payments incurred as a result of the termination of the employment of any employee or independent contractor who is not a Continuing Employee or Continuing Independent Contractor;

(vi)  Any Liabilities relating to a breach, violation or default under any agreement to which an employee of Seller is a party that relates to such employee’s employment by Seller;

(vii)  Any Liabilities for the broker’s fees, commissions or finder’s fees incurred by either of the Companies in connection with any of the transactions contemplated by this Agreement; and

(viii)  Any Liabilities for Taxes (A) of Seller for all taxable periods through the Closing Date, (B) which may be applicable to the Business or the Acquired Assets for any taxable period ending on or before the Closing Date and for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such taxable period ending on the Closing Date, or (C) for which Seller is responsible pursuant to Section 7.07.

2.04  Deemed Assignment of Contracts; Cooperation.  To the extent that the assignment hereunder of any of the Assigned Contracts shall require the consent of any third party (or in the event that any of the same shall be non-assignable), Seller shall use Commercially Reasonable Efforts to obtain the consent of such third party prior to the Closing Date; provided, however, that neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign such Assigned Contract if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, further, that such Commercially Reasonable Efforts shall not include any requirement to offer or grant financial accommodations to any third party or remain secondarily liable with respect to any Assigned Contracts; provided, further, that from the Closing Date until January 31, 2008 (at which time Seller, unless otherwise agreed to by Seller, shall have no further obligations to under this proviso), to the extent that any such consent cannot be obtained on or before the Closing Date, Seller and Buyer agree to use Commercially Reasonable Efforts to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any such Assigned Contracts, including appointing Buyer to act as its agent to perform all of Seller’s obligations under such Assigned Contracts and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assigned Contracts and, at Buyer’s expense, to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other Person arising out of the breach or cancellation of such Assigned Contract by such other Person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); and provided, further, that Buyer shall undertake to timely pay and satisfy all corresponding Liabilities of Seller under the terms of any such Assigned Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained on or before the Closing Date, and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement.

2.05  Purchase Price and Related Matters.  In consideration of the sale and transfer of all of Seller’s rights, title and interests in the Acquired Assets, Buyer shall assume the Assumed Liabilities and shall pay to Seller an aggregate purchase price equal to the Closing Cash Payment, the Closing Stock Payment and the Escrow Payment (collectively, the “Purchase Price”), as follows:

(a)  The “Closing Cash Payment” shall be a cash payment, subject to adjustment pursuant to Section 2.06 below, in the amount of $2,500,000 less the India Holdback Amount.  Buyer shall pay the Closing Cash Payment to Seller at Closing by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by Seller on or prior to the Closing Date;

(b)  The “Closing Stock Payment” shall consist of one or more certificates in the name of Seller evidencing an aggregate number of shares of Buyer Common Stock equal to $1,750,000 divided by the Buyer Stock Per Share Price; and

(c)  The “Escrow Payment” shall consist of one or more certificates in the name of Seller evidencing an aggregate number of shares of Buyer Common Stock equal to $750,000 divided by the Buyer Stock Per Share Price.  On the Closing Date, Buyer shall cause the Escrow Payment to be deposited into escrow for and on behalf of Seller.  The Escrow Payment shall be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE IX hereof, pursuant to the terms and subject to the conditions set forth in the Escrow Agreement.

2.06  Adjustment of Closing Cash Payment.

(a)  No more than three business days prior to the Closing Date, Seller will prepare and deliver to Buyer (i) an estimated balance sheet of the Companies as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Buyer (the “Estimated Closing Date Balance Sheet”) and (ii) a calculation and statement of the estimated Net Working Capital as of the Closing Date calculated from the Estimated Closing Balance Sheet (the “Estimated Statement”).  Seller will prepare the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Closing Date Balance Sheet and Estimated Statement shall be determined in accordance with GAAP consistently applied by Seller, subject to Buyer’s good faith review and reasonable satisfaction.  If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be reduced by the amount of such deficiency.  If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be increased by the amount of such excess, provided, that such amount (the “Holdback Amount”) shall be held back by Buyer until such time as the Net Working Capital is finally determined based upon the Closing Date Statement pursuant to Section 2.06(b) below.

(b)  As soon as practicable, but in no event later than 90 days following the Closing Date, Buyer will prepare and deliver to Seller a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”).  Buyer will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with GAAP consistently applied, subject to Seller’s good faith review and reasonable satisfaction.  To the extent the Closing Date Statement varies from the Estimated Statement, Buyer will furnish Seller with the Closing Date Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such variances.  Seller agrees to cooperate with Buyer in the preparation of the Closing Date Statement, including providing Buyer with supporting or back-up schedules and documentation reasonably requested by Buyer.  After delivery of the Closing Date Statement, Seller and Seller’s accountants shall be granted reasonable access by Buyer to the books, records and personnel of Buyer and the Business responsible for the preparation of the Closing Date Statement for purposes of verifying the accuracy of the calculation and statement of Net Working Capital in the Closing Date Statement.  Seller may submit to Buyer, not later than 30 days from the receipt of the Closing Date Statement from Buyer, a list of any components of the Closing Date Statement with which Seller disagrees, if any (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.07.  If Seller does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the parties to this Agreement.

(c)  If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable, is less than the Estimated Net Working Capital, then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Buyer.  If the amount of such deficiency owed to Buyer is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to Seller.  In the event that the Holdback Amount is insufficient to satisfy the amount of such deficiency, Seller shall immediately tender to Buyer, in cash, an amount equal to such deficiency.  Notwithstanding the foregoing, Buyer may elect, in its sole discretion, to claim any remaining portion of such shortfall as Damages pursuant to Section 10.01.  If Buyer so elects, Seller and Buyer covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.06(c).

(d)  If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07, as applicable, is greater than the Estimated Net Working Capital, then Buyer shall release the Holdback Amount of the Closing Payment, if any, and the Closing Payment will be further increased by the amount of such excess and Buyer shall promptly pay such excess to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Buyer by Seller.

2.07  Dispute Resolution.  In the event a Closing Date Dispute Notice is timely delivered to Buyer by Seller, Buyer and Seller shall thereafter for a period of up to 30 days negotiate in good faith to resolve any items of dispute.  Any items of dispute which are not so resolved shall be submitted to a mutually agreeable accounting firm with whom Buyer and Seller have no relationship, who shall serve as an arbitrator hereunder (the “Arbitrating Accountant”).  In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than 30 days after submission of the matter to the Arbitrating Accountant.  The decision of the Arbitrating Accountant shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction.  To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects.  Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrating Accountant in connection with the resolution of disputes pursuant to this Section 2.07 shall be paid by the non-prevailing party, who shall be determined by the Arbitrating Accountant.

2.08  Purchase Price Allocation.  Buyer and Seller agree to use their Commercially Reasonable Efforts to agree upon an allocation of the Purchase Price (and all other capitalizable costs) and the Assumed Liabilities among the Acquired Assets and the agreements set forth in Article VII in accordance with Section 1060 of the Code and the regulations thereunder (the

“Allocation”) within 30 days after the final determination of the Closing Date Statement.  In the event of any dispute regarding the Allocation, such dispute shall be resolved by the Arbitrating Accountant pursuant to the procedures set forth in Section 2.07; provided, that the fees and expenses of any such Arbitrating Accountant incurred pursuant to this Section 2.08 shall be paid 50% by Seller and 50% by Buyer.  The Allocation shall control for all purposes (including financial accounting and tax purposes), and neither Buyer nor Seller shall take any position for purposes of any federal, state or local income tax with respect to the allocation of the Purchase Price which is inconsistent with the Allocation.  Any adjustment to the Purchase Price shall be allocated as provided in Treasury Regulation section 1.1060-1, and, in the event of such adjustment, Buyer and Seller agree to revise and amend the Allocation and Form 8594 within 30 days of such adjustment.

2.09  The Closing.

(a)  Time and Location.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746, at 10:00 a.m. on November 21, 2007 or if later, the business day following the satisfaction or waiver of all conditions to the obligations of the parties contained in Article VIII to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

(b)  Closing Deliveries of Buyer.  Subject to the fulfillment or waiver of the conditions set forth in Sections 8.01 and 8.02 hereof, at the Closing, Buyer shall deliver or cause to be delivered the Escrow Payment to the Escrow Agent and shall deliver to Seller all of the following:

(i)  the Closing Cash Payment (less any Holdback Amount);

(ii)  the Closing Stock Payment;

(iii)  the Bills of Sale, executed by Buyer;

(iv)  the Escrow Agreement, executed by Buyer;

(v)  the Transition Services Agreement, executed by Buyer; and

(vi)  without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Buyer under this Agreement.

(c)  Closing Deliveries of Seller.  Subject to the fulfillment or waiver of the conditions set forth in Section 8.01 and 8.03 hereof, at the Closing, Seller shall deliver to Buyer all of the following:

(i)  all tangible Personal Property and all Business Records (to the extent in Seller’s possession or control) included in the Acquired Assets;

(ii)  the Bill of Sale, executed by Seller;

(iii)  the Escrow Agreement, executed by Seller;

(iv)  the Transition Services Agreement, executed by Seller;

(v)  the Stock Restriction Agreements, executed by each of the Seller Stockholders and the Seller Interest Holders;

(vi)  the Confidentiality and Intellectual Property Assignment Agreements, executed by Continuing Employees;

(vii)  the Contractor Services Agreements, executed by Continuing Independent Contractors; and

(viii)  without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Seller, the Principal, the Seller Stockholders, the Seller Interest Holders, the Continuing Employees or the Continuing Independent Contractors under this Agreement, excluding any consents for Assigned Contracts that were not specifically designated as being required under Section 2.04, above.

2.10  Further Assurances.  At any time and from time to time after the Closing Date, as and when reasonably requested by Buyer, (a) Seller shall use Commercially Reasonable Efforts to promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in Buyer title to all of Seller’s rights, title and interests in the Acquired Assets, and (b) subject to confidentiality obligations and other restrictions under applicable laws, Seller shall provide Buyer with copies of any Business Records (to the extent in Seller’s possession or control) related to Seller’s operation of the Business prior to the Closing that are not otherwise included in the Acquired Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL

Seller and each Principal represents and warrants to Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller and the Principal to Buyer, on the date hereof.  The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify other sections and subsections in this Article III where it should be reasonably apparent that such disclosure relates to other such sections and subsections.  When used herein, the phrase “to the knowledge of Seller” means the actual knowledge of the Principal and Prakash Chambai after reasonable inquiry of those employees of either Company whom such Person reasonably believe would have actual knowledge of the matters represented.  When used herein, the phrase “to the knowledge of the Principal” means the actual knowledge of the Principal and Prakash Chambai without any duty of investigation or inquiry.  When used in this Article III, the term “Acquired Assets” shall include the Assets of ePairs India.

3.01  Organizational Matters.

(a)  Organization; Qualification and Ownership.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California; ePairs India is a private limited company duly organized, validly existing and in good standing under the laws of India.  Each of the Companies has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned by it and used in the Business makes such qualification necessary, which jurisdictions are listed on Schedule 3.01(a), and such jurisdictions are the only jurisdictions in which the nature of its Business or the ownership or leasing of its properties and assets makes such qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.  Seller has delivered to Buyer true and complete copies of the certificate of incorporation and bylaws or other organizational documents of each of the Companies, in each case as amended to date and currently in effect (such instruments and documents, the “Charter Documents”).  Neither of the Companies is in violation of any of the provisions of its Charter Documents.  All of the issued and outstanding capital stock of Seller is owned by the holders and in the amounts set forth in Schedule 3.01(a).  All of the issued and outstanding equity interests of ePairs India are owned 80% by Seller (40,000 equity shares), 10% by Bhuvana Panchapagesan (5,000 equity shares) and 10% by Ganesan Subramanian (5,000 equity shares).  No Person other than the holders set forth herein and in Schedule 3.01(a) owns any beneficial interest, directly or indirectly, in ePairs India or Seller.

(b)  Subsidiaries.  Other than ePairs India, Seller does not own, hold or have any interest in any capital stock or other equity interests, or rights or obligations to acquire capital stock or other equity interests in any other Person.  ePairs India does not own, hold or have any interest in any capital stock or other equity interests, or rights or obligations to acquire capital stock or other equity interests in any other Person.

3.02  Authority; Due Execution.

(a)  Seller and each Principal has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the Principal, and the consummation by Seller and the Principal of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller and the Principal and no other proceedings on the part of Seller or the Principal are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller or the Principal or to consummate the transactions contemplated hereby or thereby.

(b)  This Agreement has been, and as of the Closing Date each Ancillary Agreement will be, duly and validly executed and delivered by Seller and the Principal, as applicable, and, assuming due execution and delivery by and the validity and binding effect thereof on Buyer and any other party hereto and thereto (other than Seller, the Principal and the Seller Shareholders), this Agreement constitutes, and on the Closing Date each of the Ancillary

Agreements will constitute, the valid and binding obligations of Seller and the Principal, as applicable, enforceable against Seller and the Principal in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03  Non-Contravention; Consents.

(a)  The execution and delivery of this Agreement and the Ancillary Agreements to which they are a party by Seller and the Principal does not, and the performance of this Agreement and the Ancillary Agreements by Seller and the Principal will not (i) conflict with or violate the Charter Documents, (ii) conflict with or violate any Applicable Laws or (iii) except as set forth in Schedule 3.03, result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both would constitute a default) under, or impair the rights of Seller or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Acquired Asset pursuant to any Assigned Contract.

(b)  Except as set forth in Schedule 3.03 and for such filings under applicable securities laws as may be necessary in connection with the offer and sale of the Buyer Common Stock, no Consent is required to be obtained in connection with the execution, delivery or performance by Seller and the Principal of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

3.04  Contracts.

(a)  Schedule 3.04(a) sets forth a list of all Assigned Contracts and Contracts of ePairs India (the “India Contracts” and together with the Assigned Contracts, the “ePairs Contracts”), including the name of the parties thereto, the date of each such Contract and each amendment thereto, and the restrictions on the assignability of such Contract.  All ePairs Contracts are in full force and effect.  All ePairs Contracts are valid and enforceable and not in default, no payments or other obligations are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default under any ePairs Contract by either of the Companies or, to the knowledge of Seller, by any other party thereto.  Neither Seller nor ePairs India has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any ePairs Contract that has not been fully remedied and withdrawn.  Seller have provided Buyer with true and complete copies of all Assigned Contracts including all amendments, terminations and modifications thereof.

(b)  Except as described in Schedule 3.04(a), each Assigned Contract is assignable to Buyer without consent or approval of any party thereto, and the assignment thereof to Buyer will not result in any penalty or other adverse consequence.  Except as described in Schedule 3.04(a), no consent or approval of any party to a India Contract is required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement to which Seller is a party.

3.05  Title to Acquired Assets.  Except as set forth in Schedule 3.05, Seller has good and marketable title to all of the Acquired Assets (other than any licensed or leased Acquired Assets, as to which Seller has valid licenses or leasehold interests) and own all of such Acquired Assets (including such licenses or leasehold interests) free and clear of any Encumbrances.  Subject to receipt of any required Consents and except as set forth in Schedule 3.05, the execution and delivery of this Agreement and the Ancillary Agreements by Seller at the Closing will convey to and vest in Buyer good title to the Acquired Assets (or valid licenses or leasehold interests in the case of the licensed or leased Acquired Assets) free and clear of any Encumbrances.  There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Acquired Assets.

3.06  Sufficiency of Acquired Assets.  The Acquired Assets constitute all of the assets used by the Companies in the conduct of the Business, except for the Excluded Assets.  Schedule 3.06 lists all material items of equipment owned or leased by either of the Companies in the conduct of the Business.  Such equipment is adequate for the conduct of the Business as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.  Seller has sole and exclusive ownership, free and clear of any Encumbrances, or the valid right to use, unrestricted by contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Business.  No Person other than the Companies possess any licenses, claims or rights with respect to the use of any such customer information owned by either of the Companies.

3.07  Financial Statements.

(a)  Seller has delivered to Buyer true and complete copies of (i) the consolidated financial statements of the Companies (consisting of a balance sheet and statement of operations) as of and for the years ended December 31, 2006 and December 31, 2005, and (ii) the consolidated financial statements for the Companies (consisting of a balance sheet and statement of operations) as of and for each of the three-month periods ended March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, and September 30, 2007 (collectively, the “Financial Statements”).  The Financial Statements (1) have been prepared in accordance with GAAP (except as set forth in Schedule 3.07(a) and that the Financial Statements do not contain all notes required by GAAP and the interim Financial Statements are subject to normal year end adjustments which will not be material in amount or significance in the aggregate) consistently applied by Seller and in accordance with historic past practices of Seller throughout the periods involved and (2) fairly present in all material respects the financial position and results of operations of the Companies as of the dates, and for the periods, indicated therein.

(b)  Except as set forth in the Financial Statements, the Companies have no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (ii) liabilities under Contracts incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, are not material to the financial condition or operating results of the Companies.  None of the Acquired Assets secure the guaranty or indemnification of any indebtedness of any other Person.  Except as set forth in Schedule 3.07(b), for all periods covered by the Financial Statements, the Companies have maintained a standard system of accounting established and administered in accordance with GAAP.

3.08  Absence of Certain Changes or Events.  Since September 30, 2007, the Companies have conducted the Business in the ordinary course of business and, without limiting the generality of the foregoing, there has not been any Seller Material Adverse Effect and, to the knowledge of Seller, no fact or condition specific to either of the Companies exists which would reasonably be expected to have a Seller Material Adverse Effect.  Additionally, since the date of the latest Financial Statements, there has not occurred, and neither of the Companies has incurred or suffered, any event, circumstances or fact that materially impairs the Acquired Assets.

3.09  Accounts Receivable.  Schedule 3.09 sets forth all outstanding Accounts Receivable of the Companies as of the date of this Agreement, with a range of days elapsed since the invoice date for each such Account Receivable, each on a project-by-project basis.  All such Accounts Receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof.  None of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, and, to the knowledge of Seller, there are no specific facts existing that would give rise to any such claim.  No material amount of such Accounts Receivable is contingent upon the performance by either of the Companies of any obligation which will not have been performed by such Company prior to the Closing Date.  No agreement for deduction or discount with respect to any such Account Receivable has been made with any third party.  No Person has any Encumbrance on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

3.10  Restrictions on Business Activities.  Schedule 3.10 sets forth all agreements under which a Company is, or the Buyer, or any of Buyer’s subsidiaries after the Closing would reasonably be expected to be, restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

3.11  Legal Proceedings.  Except as set forth in Schedule 3.11, there is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of Seller, threatened against a Company, the Business or any Principal, nor to the knowledge of Seller is there any basis for any such claim, action, suit, proceeding, inquiry or investigation.  There is no judgment, decree or order against a Company or the Acquired Assets.

3.12  Taxes and Tax Returns.

(a)  (i) The Companies have timely filed all Tax Returns that are or will be required to be filed before the Closing Date, (ii) the information provided on such Tax Returns is or will be complete and accurate in all material respects, (iii) all Taxes for which a Company is liable or which otherwise relate to the assets or the Business have been or will be paid in full, and (iv) all Taxes that are required by law to be withheld or collected by a Company with respect to the Business have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authority or are held in separate bank accounts for such purpose.

(b)  No claim, assessment, deficiency, audit, investigation, or administrative proceeding with respect to Taxes or any Tax Return of a Company or otherwise relating to the Assets, the Business is pending or, to the knowledge of Seller, has been threatened.

(c)  There are no legal, administrative, or judicial proceedings pursuant to which a Seller is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Acquired Assets.

(d)  None of the Acquired Assets directly or indirectly secures any debt the interest on which is exempt from tax under §103(a) of the Code, and none of the Assets is “tax-exempt use property” within the meaning of §168(h) of the Code.

(e)  There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to ePairs India or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to ePairs India.

(f)  ePairs India has not entered into any agreement or arrangement with any Taxing Authority that requires ePairs India to take any action or to refrain from taking any action.  ePairs India is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(g)  No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect ePairs India.

(h)  ePairs India is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment, fixed place of business or similar presence.  All payments by, to or among ePairs India and its Affiliates comply with all applicable transfer pricing requirements imposed by any Taxing Authority.

3.13  Employee Benefit Plans.

(a)  Schedule 3.13(a) contains a true, correct and complete list of each of the Employee Benefit Plans.  With respect to each Employee Benefit Plan, the Companies have delivered to the Buyer true and complete copies of all plan documents and related trust documents and favorable determination letters, if applicable, along with the summary plan descriptions and the most recent report filed on Form 5500 with respect to each Employee Benefit Plan required to file a Form 5500.  All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to a Governmental Entity or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with Applicable Laws in a timely manner.  Except as set forth on the Seller Disclosure Schedule, as of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Seller, threatened against, or with respect to, any of the Employee Benefit Plans.  All material contributions required to be made to the Employee Benefit Plans pursuant to their terms or Applicable Laws have been timely made.  As of the date of this Agreement, there is no matter pending with respect to any of the Employee Benefit Plans before any Governmental Entity other than as described on the Seller Disclosure Schedule.

(b)  With respect to each Employee Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which a Company or any ERISA Affiliate would be subject to any liability under ERISA, the Code or any other Applicable Law.

(c)  Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other Applicable Laws.  Each Employee Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special Tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.

(d)  Neither of the Companies nor any ERISA Affiliate maintains or has ever maintained, contributes to or has ever contributed to, or has ever been obligated to contribute to, any Employee Benefit Plan subject to Title IV of ERISA within the last six years preceding the Closing Date.

(e)  Neither of the Companies nor any ERISA Affiliate maintains or contributes to, nor has a Company or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by a Company or an ERISA Affiliate.

(f)  With respect to each Employee Benefit Plan that a Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes or has ever contributed:

(i)  There have been no Prohibited Transactions with respect to any such Employee Benefit Plan that would subject a Company, any ERISA Affiliate, or any officer of a Company or an ERISA Affiliate or any of such plans or trust to a Tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.

(ii)  Neither of the Companies nor any ERISA Affiliate (by way of indemnification, directly or otherwise) nor, to the knowledge of Seller, any Fiduciary has any liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(iii)  Neither of the Companies has nor will have after the Closing Date any liability relating to any Employee Benefit Plan maintained by an ERISA Affiliate except the Employee Benefit Plans.

(g)  Neither of the Companies nor any ERISA Affiliate contributes to or has ever contributed to any multiple employer plan or Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(h)  All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Employee Benefit Plan (or related trust or held in the general assets of a Company or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Employee Benefit Plan or accrued in accordance with the past custom and practice of the Companies and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(i)  The execution of this Agreement and any Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby or thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Companies or any ERISA Affiliate.  There is no contract, agreement, plan or arrangement with an employee to which a Company or any ERISA Affiliate is a party that, individually or collectively and as a result of the transaction contemplated by this Agreement or any Ancillary Agreement to which a Company is a party (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

3.14  Employment Matters.

(a)  Other than as contemplated by this Agreement, to the knowledge of the Principal, no employee or independent contractor of either Company has informed either Company of any plan or intention to terminate their employment or relationship, as applicable, with the Companies.  Schedule 3.14(a) contains a true and complete list of all persons performing services for the Companies, including employees and contract workers, as of the date of this Agreement and includes (i) the employer, (ii) the respective dates of hire of each, (iii) a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.13(a)), (iv) a list of other terms of any and all material agreements affecting such persons, (v) whether each such person is (1) salaried or hourly, (2) classified as exempt or non-exempt, (3) full-time or part-time, (4) actively at work or on inactive or leave status and, if on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person’s return to work from such inactive or leave status, and (5) temporary or permanent.

(b)  None of the employees of either Company is represented by a labor union, and neither Company is subject to any collective bargaining or similar agreement with respect to any of its employees.  There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against either Company pending or, to the knowledge of Seller, threatened.  Neither Company has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of either Company.  There is no question concerning representation as to any labor union or other collective bargaining representative with respect to any employees of either Company, and no labor union or other collective bargaining representative claims to or is seeking to represent any employees of either Company.  To the knowledge of Seller, no union organizational campaign or representation petition is currently pending with respect to any employees of either Company.

(c)  Neither of the Companies, nor to the knowledge of Seller, any employee or representative of either Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Companies, and there is no action, suit, claim, charge or complaint against either Company pending or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of either Company, including charges of unfair labor practices or discrimination complaints.  The Companies are in compliance with all Applicable Laws relating to employment, including laws relating to employment discrimination, labor relations, fair employment practices, payment of wages and overtime, leaves of absence, immigration, employee benefits, and affirmative action.  All employees of the Companies are lawfully authorized to work in the jurisdiction in which they are employed according to applicable immigration laws.

(d)  Neither Company has had any plant closings, mass layoffs or other terminations of employees of such Company which would create any obligations upon or liabilities for such Company under the Worker Adjustment and Retraining Notification Act or similar laws.  Neither Company is a party to any agreements or arrangements or subject to any requirement that in any manner restricts either Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of the Companies, subject to Applicable Law.

3.15  Compliance; Permits.

(a)  Neither Company is in conflict with, or in default or in violation of, any Applicable Laws, which would result in a Seller Material Adverse Effect.  No investigation or review by any Governmental Entity is pending, or to the knowledge of Seller, has been threatened, against a Company or with respect to any of the Acquired Assets.  There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon a Company or the Acquired Assets.

(b)  The Companies hold, to the extent required by Applicable Law, all Permits for the operation of the Business as presently conducted.  Schedule 3.15(b) is a complete list of all such Permits.  No suspension or cancellation of any such Permit is pending or, to the knowledge of Seller, threatened, and the Companies are in compliance in all material respects with the terms of such Permits.

3.16  Warranty Claims.  Except as set forth in Schedule 3.16, (a) there are no warranties express or implied, written or oral, with respect to the products or services of the Business, and (b) there are no pending or, to the knowledge of Seller, threatened claims with respect to any such warranty, and neither Company has liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.  To the knowledge of Seller, no specific facts exist that would reasonably be expected to give rise to any warranty claims or warranty liability in the future.

3.17  Customers and Vendors.

(a)  Schedule 3.17(a) lists the customers of the Companies for fiscal year 2006 and for fiscal year 2007 through September 30, 2007 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods.  The Companies have a fully executed contract or other evidence of agreement to material terms with each such customer.  Neither Company is engaged in any material dispute with any current customer and no such customer has notified a Company that it intends to terminate or reduce its business relations with the Companies and to the knowledge of the Principal no such customer intends to terminate or reduce its business relations with the Companies as a result of the transactions contemplated by this Agreement; provided, however, that Seller makes no representation or warranty, express or implied, that any such customer will remain as a customer of Buyer or ePairs India after the Closing Date or will not terminate or reduce its business relations with Buyer or ePairs India after Closing.

(b)  Schedule 3.17(b) lists the vendors of the Companies for fiscal year 2006 and for fiscal year 2007 through September 30, 2007.  Neither Company is engaged in any material dispute with any current vendor and no such vendor has notified a Company that it intends to terminate or reduce its business relations with the Companies and to the knowledge of the Principal no such vendor intends to terminate or reduce its business relations with the Companies as a result of the transactions contemplated by this Agreement; provided, however, that Seller makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of Buyer or ePairs India after the Closing Date or will not terminate or reduce its business relations with Buyer or ePairs India after Closing.

(c)  Schedule 3.17(c) lists all Backlog of the Business as of the date of this Agreement, on a customer-by-customer basis.

3.18  Properties.  Neither of the Companies owns any real property, nor has either of the Companies ever owned any real property.  Schedule 3.18 sets forth a list of all real property currently leased by the Companies or otherwise used or occupied by the Companies (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease.  Seller has delivered to Buyer true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof.  To the knowledge of Seller, the Leased Real Property is in good operating condition and repair, and is sufficient and otherwise suitable for the conduct of the Business as presently conducted.

3.19  Insurance.

(a)  At all times since its date of formation, each Company has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has been engaged during such period.

(b)  Schedule 3.19(b) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability or workers’ compensation coverage and bond and surety arrangements) to which a Company is a party, a named insured or otherwise the beneficiary of coverage:  (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.  Each of such insurance policies currently in effect is legal, valid, binding, enforceable and in full force and effect.  Neither of the Companies has any liability for unpaid premiums or premium adjustments for such policies of insurance which are not properly reflected in the Financial Statements.  Neither of the Companies, nor, to the knowledge of Seller, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the knowledge of Seller, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy.  All claims under such insurance policies have been duly and timely filed.  To the knowledge of Seller, no party to any such insurance policy has repudiated any provision thereof.

(c)  Schedule 3.19(c) describes any self-insurance arrangements affecting the Companies.

3.20  Intellectual Property.

(a)  Except as set forth on Schedule 3.20(a), the Companies own, are licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is necessary for the conduct of, or used in, the Business as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which Seller is a party.  Neither Company has licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)  The Companies do not own any computer programs.  All computer programs (source code or object code) material to the Business are licensed to the Companies by third parties, and are either off-the-shelf computer programs licensed under a shrink wrap license, or are software programs commercially available for license.

(c)  Except for the ePairs Names, the Companies have no (i) patents or patent applications, registered or unregistered trademarks, tradenames, service marks or copyrights or maskworks, (ii) licenses, sublicenses and other agreements to which a Company is a party and pursuant to which any person is authorized to use any Intellectual Property of the Companies and (iii) third party patents, trademarks or copyrights incorporated in, or forming a part of any product or service offering of the Companies, including products or service offerings that are currently under development.

(d)  To the knowledge of Seller, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of the Companies or the Business by any third party, including any employee or former employee of the Business.  To the knowledge of Seller, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of any third party by the Companies or by any employee of the Business in the performance of such employee’s duties for either Company.  There is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any third party Intellectual Property Rights by the Companies or, to the knowledge of Seller, by any employee or former employee of the Business in the performance of such employee’s duties for either Company.  Neither Company has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or third party Intellectual Property Rights.

(e)  Provided that no Intellectual Property licensed to the Companies by third parties are transferred as part of the Acquired Assets, neither Company is, nor as a result of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of any transaction contemplated hereby or thereby, will be in breach of any license, sublicense or other agreement relating to the Intellectual Property or third party Intellectual Property Rights.

(f)  Neither Company (i) has been sued in any action, suit or proceeding that involves, or otherwise been notified of, an objection or claim of infringement of any of its Intellectual Property or any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has knowledge that the manufacturing, marketing, licensing or sale of its products or service offerings infringes, or is claimed to infringe, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)  Except as set forth on Schedule 3.20(g), the Companies have secured valid written assignments from all Persons who contributed to the creation or development of the Intellectual Property of the Business owned by Seller of the rights to such contributions that are not already owned by the Companies by operation of law.

(h)  The Companies have taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Business not otherwise protected by patents, patent applications or copyright (collectively, “Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by the Companies by or to a third party has been pursuant to the terms of a written agreement between a Company and such third party.  All use, disclosure, or appropriation of Confidential Information not owned by the Companies has been pursuant to the terms of a written agreement between a Company and the owner of such Confidential Information or is otherwise lawful.

3.21  Affiliate Relationships.  Except as disclosed in the Financial Statements, no employee, officer or director, Seller Shareholder, Principal or Seller Interest Holder, nor any member of his or her immediate family, is indebted to a Company, nor, except as disclosed in the Financial Statements, is either Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  Except for the ownership interests of the Companies described in Section 3.01(a) and Schedule 3.01(a), no employee, officer, director, Seller Shareholder, Principal or Seller Interest Holder, nor any member of his or her immediate family has any direct or indirect ownership interest in (a) any Person with which a Company is affiliated or with which a Company has a business relationship or (b) any Person that competes with a Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with a Company).  Except as set forth on Schedule 3.21 and except for employment and employment-related arrangements with the Companies that are not part of the Acquired Assets and the associated Liabilities are not part of the Assumed Liabilities (“Related Party Transactions”), no officer, director, Seller Shareholder, Principal or Seller Interest Holder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with a Company or any of its Affiliates.  The Related Party Transactions were each entered into on an arm’s-length basis on terms no less favorable to the Companies than any Contract entered into by a Company with persons other than an officer, director, Seller Shareholder, Principal or Seller Interest Holder, or any member of his or her immediate family.

3.22  Broker’s Fees.  Neither the Companies nor the Principal have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby.

3.23  Bank Accounts.  Seller has disclosed to Buyer the identity and location of all bank accounts and lock boxes maintained by the Companies with respect to the Business at banks, trust companies, securities firms or other brokers or other financial institutions with respect to which the Companies deposit collections from Accounts Receivable of the Companies.

3.24  Copies of Business Records and Other Materials.  The Business Records delivered or made available to Buyer on or prior to Closing Date are complete and accurate in all material respects (to the extent that Sellers is currently in possession or control of such Business Records).  Seller have delivered or made available true and complete copies of each document (to the extent in Seller’s control and possession) that has been requested by Buyer or its counsel in connection with its legal, accounting, financial and general business review of the Business.

3.25  Environmental Matters.

(a)  Each Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of Seller, threatened) by any Person against a Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  Each Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.

(b)  To the knowledge of Seller, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Companies that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)  All properties and equipment used by the Companies in the Business are and have been free of Hazardous Materials, except for batteries, computers, building and office fixtures, equipment and supplies, cleaning supplies and other items normally found in an office.

(d)  Seller has provided to the Buyer true and complete copies of all internal and external environmental audits and studies in its possession or control relating to the Companies and all correspondence on substantial environmental matters relating to the Companies.

3.26  Indebtedness.  The Companies do not have any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP) that is not fully reflected in Schedule 3.26.  Schedule 3.26 lists each item of Indebtedness identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the business day immediately prior to the date hereof.  With respect to each item of Indebtedness, neither Company is in default, no payments are past due, and to the knowledge of Seller, no circumstance exists that, with notice, the passage of time or both, could constitute a default by a Seller under any item of Indebtedness.  Neither Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn.  The consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which a Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.  Neither Company is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

3.27  Illegal Payments.  Neither the Companies, nor any of their respective directors, officers, employees, agents and representatives, nor any other Person acting on behalf of, or for the benefit of, the Companies, have made, offered or authorized, whether directly or indirectly through any other Person, any payment, gift, promise or other advantage to or for the use or benefit of any Person, or any political party official or candidate for office, where such payment, gift or promise would violate the Applicable Laws of the countries where the Companies are located or conduct business or the Foreign Corrupt Practices Act of 1977 15 U.S.C. §§ 78dd-1 et seq.

3.28  Disclosure.  Neither this Agreement (including any Exhibit or Schedule hereto) nor any Ancillary Agreement to which Seller is a party nor any report, certificate or instrument furnished to Buyer in connection with the transactions contemplated in this Agreement or any Ancillary Agreement to which Seller is a party, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  To the knowledge of Seller, there is no information or fact that has or would have a Seller Material Adverse Effect that has not been disclosed to Buyer in this Agreement (including the Exhibits and Schedules hereto).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER SHAREHOLDERS

Each Seller Shareholder represents and warrants to Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Seller Shareholder Disclosure Schedule”) delivered by the Seller Shareholders to Buyer, on the date hereof.  The disclosures in any section or subsection of the Seller Shareholder Disclosure Schedule shall qualify other sections and subsections in this Article IV where it should be reasonably apparent that such disclosure relates to other such sections and subsections.  When used herein, the phrase “to the knowledge of the Seller Shareholders” means the actual knowledge of the Seller Shareholders without any duty of investigation or inquiry.

4.01  Authority; Due Execution.

(a)  Each Seller Shareholder has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Shareholders, and the consummation by the Seller Shareholders of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Seller Shareholders and no other proceedings on the part of the Seller Shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller Shareholders or to consummate the transactions contemplated hereby or thereby.

(b)  This Agreement has been, and as of the Closing Date each Ancillary Agreement will be, duly and validly executed and delivered by the Seller Shareholders, as applicable, and, assuming due execution and delivery by and the validity and binding effect thereof on Buyer and any other party hereto and thereto (other than Seller, the Principal and the Seller Shareholders), this Agreement constitutes, and on the Closing Date each of the Ancillary Agreements will constitute, the valid and binding obligations of the Seller Shareholders, as applicable, enforceable against the Seller Shareholders in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.02  Non-Contravention; Consents.

(a)  The execution and delivery of this Agreement and the Ancillary Agreements to which they are a party by the Seller Shareholders does not, and the performance of this Agreement and the Ancillary Agreements by the Seller Shareholders will not (i) conflict with or violate the Charter Documents, (ii) conflict with or violate any Applicable Laws or (iii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both would constitute a default) under, or impair the rights of the Companies or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Acquired Asset pursuant to any Assigned Contract.

(b)  Except for such filings under applicable securities laws as may be necessary in connection with the offer and sale of the Buyer Common Stock, no Consent is required to be obtained in connection with the execution, delivery or performance by the Seller Shareholders of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

4.03  Legal Proceedings.  There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of the Seller Shareholders, threatened against a Seller Shareholder, nor to the knowledge of the Seller Shareholders, is there any basis for any such claim, action, suit, proceeding, inquiry or investigation.

4.04  Broker’s Fees.  The Seller Shareholders have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrant to Seller that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller, on the date hereof.  The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this Article V where it should be reasonably apparent such disclosure relates to other such sections and subsections.  When used herein, the phrase “to the knowledge of Buyer” means the actual knowledge of the executive officers of Buyer after reasonable inquiry of those senior employees of Buyer whom such Persons reasonably believe would have actual knowledge of the matters represented.

5.01  Corporate Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

5.02  Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement and the Ancillary Agreements to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.03  Non-Contravention and Consents.

(a)  The execution and delivery of this Agreement and each other Ancillary Agreement by Buyer does not, and the performance of this Agreement and each other Ancillary Agreement by Buyer will not, (i) conflict with or violate Buyer’s Certificate of Incorporation or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Buyer or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of Buyer’s assets or properties pursuant to, any obligation to which Buyer is a party or by which Buyer may be bound.

(b)  No Consent under any agreement to which Buyer is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

(c)  No Consent of any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

5.04  Litigation.  As of the Closing Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement or any other Ancillary Agreement to which Buyer is a party.

5.05  Buyer Common Stock.  The Closing Stock Payment and the Escrow Payment, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

5.06  Brokers’ and Finders’ Fees.  Except for the fees, expenses and costs of DecisionPoint International, Inc., for which Buyer shall be solely responsible, Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Ancillary Agreement to which Buyer is a party or any transaction contemplated hereby or thereby.

5.07  Reports.  Buyer has timely made all filings required to be made by it with the SEC since January 1, 2004 (such filings, the “Buyer SEC Filings”).  As of their respective dates, (a) the Buyer SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (b) the Buyer SEC Filings (as amended, if applicable) were true and complete in all material respects, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Buyer or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Buyer at or before the date of this Agreement but which has not been so publicly announced or disclosed.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01  Conduct of Business.  During the period from the date of this Agreement and continuing until the Closing or sooner termination of this Agreement, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Seller shall, and shall cause ePairs India to, carry on the Business in the ordinary and usual course of business consistent with past practice.  Seller shall, and shall cause ePairs India to, use Commercially Reasonable Efforts to preserve its business organization, keep available the present services of its current officers, employees and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Companies with respect to the Business.

6.02  Access to Information; Confidentiality.

(a)  Subject to Section 6.02(b), Seller shall, and shall cause ePairs India to, afford to Buyer, and shall cause each of their independent accountants to afford to Buyer and Buyer’s accountants, counsel and other representatives, reasonable access during normal business hours upon 24 hours prior notice during the period prior to the Closing to all of the Business’s assets, properties and senior management personnel, including access to all Contracts and Business Records, and Seller shall, and shall cause ePairs India to, permit Buyer and its representatives to make abstracts from and copies of such Contracts and Business Records.  During such period, Seller shall, and shall cause ePairs India to, use its Commercially Reasonable Efforts to furnish promptly to Buyer all other information related to the Business, including the assets, properties and personnel of the Business, as Buyer may reasonably request.

(b)  No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party’s representatives, agents, counsel, accountants or investment bankers any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as contemplated hereby and as may be required by Applicable Laws.  The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

6.03  No Solicitation of Transactions.  Until the earlier of (a) the Closing or (b) termination of this Agreement pursuant to Article IX, neither Seller nor any of its directors, managers, officers, employees, representatives, agents and advisors nor other Persons controlled by Seller shall solicit or hold discussions or negotiations with, or intentionally assist or provide any information to, any Person or group (other than Buyer and its Affiliates and representatives) concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving a Company or the Business; or (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any equity interests or significant assets of a Company.  Seller will promptly communicate to Buyer the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a portion of the capital stock or assets of a Company or similar transaction involving a Company or the Business and the identity of the party making such proposal or inquiry, which a Company may receive with respect to any such transaction.

6.04  Regulatory Matters.  Buyer and Seller shall cooperate with each other and use all Commercially Reasonable Efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Permits, Consents, approvals and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement.  Seller and Buyer shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Companies or Buyer, as the case may be, which appear in any filing made with or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all Permits, Consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, from or delivered by any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.

6.05  Commercially Reasonable Efforts.  Each party shall use their Commercially Reasonable Efforts to (a) obtain all Consents required by or necessary for the consummation of the transactions hereby, including the written consent of applicable counterparties required for the assignment of any Assigned Contract, and (b) take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.  No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

6.06  Notification; Disclosure Supplements.  Each party shall promptly give the other party written notice of the existence or occurrence of any condition of which it becomes aware which would make any representation or warranty herein contained of such party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.  Prior to the Closing, each party will supplement or amend the applicable Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 8.02(a) hereof (unless Buyer consents in writing to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 8.03(a) hereof (unless Seller consent to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby).

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01  Non-Compete Agreement.  The parties acknowledge that Buyer is purchasing the Acquired Assets, which includes the goodwill of the Business and the Companies.  To preserve the goodwill associated with the Business and to further protect the ongoing business and confidential information and trade secrets of Buyer, and in view of the fact that any activity of Seller or Principal in violation of the terms of this Section 7.01 would adversely affect Buyer and its subsidiaries, Seller and Principal each hereby agree and acknowledge as follows:

(a)  Seller and Principal each agrees not to, during the Non-Compete Period, directly or indirectly:  (i) solicit (or assist another in soliciting) any Covered Client or Prospective Client for Competitive Products or Services, or provide (or assist another in providing) Competitive Products or Services to any Covered Client or Prospective Client; (ii) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor performing services for Buyer or any subsidiary of Buyer to terminate his or her relationship with Buyer or any subsidiary of Buyer, as applicable, or engage, hire or solicit (or assist another in engaging, hiring or soliciting) for employment or other personal service engagement any employee, any contractor or any consultant performing services for Buyer or any subsidiary of Buyer; or (iii) offer Competitive Products or Services within the Restricted Area (for itself to others or on behalf of any Competing Business); provided, that Seller or Principal may own up to 5% of any class of securities of any company that is traded on a national securities exchange.

(b)  During the Non-Compete Period, Seller and Principal each expressly consents to and authorizes Buyer to disclose both the existence and terms of the applicable provisions of this Agreement to any future user of Seller’s or Principal’s services and to take any steps Buyer deems necessary to enforce this Agreement.

(c)  Seller and Principal each hereby acknowledges that Buyer and Buyer’s subsidiaries have invested, and will continue to invest, significant time, cost, and effort in developing and maintaining their customer base and in developing and maintaining their prospective customer base.  Seller and Principal each further acknowledges that Buyer’s and Buyer’s subsidiaries’ relationships with their customers and prospective customers are intended to be continuous and long-term.

7.02  Securities Matters.

(a)  Seller acknowledge and agree that the issuance of shares of Buyer Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Buyer Common Stock will be issued to Seller in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws.  In connection therewith, Seller hereby represent and warrant as follows:

(i)  Except as contemplated by Section 7.02(b), Seller is acquiring the shares of Buyer Common Stock pursuant to this Agreement for Seller’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof.  Seller has no present intention of distributing any portion of the shares of Buyer Common Stock (or any interest therein) in violation of applicable securities laws.

(ii)  Seller is an “accredited investor” as defined in the rules and regulations promulgated under the Exchange Act.

(iii)  Seller has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Buyer Common Stock and protecting its own interests in connection with such investment.  Seller has reviewed Buyer’s most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of Buyer filed with the SEC since the date of such Annual Report on Form 10-K.

(iv)  Assuming the truth and accuracy of Buyer’s representations and warranties set forth in Article V, Seller is sufficiently aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable investment decision with respect to acquiring Buyer Common Stock pursuant to this Agreement.

(v)  Seller is not acquiring the Buyer Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(vi)  With respect to the tax and other economic considerations involved in acquiring the Buyer Common Stock, Seller is not relying on Buyer, and Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax, accounting and financial advisors the implications of acquiring the Buyer Common Stock for its particular tax, financial and accounting situation.

(vii)  Seller acknowledges that the shares of Buyer Common Stock so issued pursuant to this Agreement will be “restricted securities” under Federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(viii)  Seller is familiar with Rule 144 of the Securities Act as presently in effect and each understands the restrictions and resale limitations imposed thereby and by the Securities Act.

(b)  Seller:

(i)  may distribute shares of Buyer Common Stock to its shareholders; provided, that each such shareholder shall have executed and delivered to Buyer a Stock Restriction Agreement (Non-Continuing Employees) at or prior to such distribution; and

(ii)  shall transfer cash and/or shares of Buyer Common Stock as a bonus to certain employees of Seller in the amounts set forth opposite their names on Schedule 7.02(b) (such persons listed on Schedule 7.02(b) being referred to herein as the “Seller Interest Holders”); provided that each such Seller Interest Holder shall have executed and delivered to Buyer a Stock Restriction Agreement (Continuing Employees) prior to or at the Closing related to any Buyer Common Stock received in connection with such bonus.

Seller agrees not to make any disposition of all or any portion of the shares of Buyer Common Stock unless such transfer shall be pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(c)  The certificates representing the Buyer Common Stock issued to each Seller and to the Seller Interest Holders hereunder shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT DATED AS OF NOVEMBER 21, 2007 BY AND AMONG THE PARTIES THERETO.  A COPY OF THE APPLICABLE PROVISIONS OF SUCH AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND

SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

In order to prevent any transfer from taking place in violation of this Agreement, any Stock Restriction Agreement or Applicable Laws, Buyer may cause a stop transfer order to be placed with its transfer agent with respect to the Buyer Common Stock.  Buyer will not be required to transfer on its books any shares of Buyer Common Stock that have been sold or transferred in violation of any provision of this Agreement or applicable law.

(d)  During the two year period following the Closing Date, Buyer shall (i) use its Commercially Reasonable Efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Common Stock for trading on the Nasdaq Global Select Market and (ii) furnish to Seller and each Seller Interest Holder upon written request, a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act.

7.03  Registration Rights.

(a)  Buyer shall provide Seller with a draft registration statement (the “Draft Registration Statement”) on Form S-3, or other appropriate registration form, within 30 days after the transfers of the shares of Buyer Common Stock as contemplated in Section 7.02(b)(ii) and shall specify the information which is required from Seller and any Person to whom Seller has transferred shares of Buyer Common Stock as contemplated in this Agreement in order to complete the Draft Registration Statement.  Within ten business days after the date on which Seller provides all such information requested by Buyer in connection with the Draft Registration Statement, (the “Filing Date”), Seller shall file a final registration statement (the “Registration Statement”) with the SEC under the Securities Act with respect to the offer and sale by Seller and the Seller Interest Holders pursuant to Rule 415 promulgated under the Securities Act of 100% of the shares of Buyer Common Stock (the “Registrable Securities”) and will use Commercially Reasonable Efforts to cause (i) the Registration Statement to be declared effective as soon as practicable thereafter, and (ii) the Registrable Securities to be listed on the Nasdaq Global Market.  Notwithstanding the effectiveness of the Registration Statement, the sale of any shares of Buyer Common Stock by a Seller Interest Holder under the Registration Statement shall be subject to any transfer restrictions contained in any Stock Restriction Agreement between Buyer and such Seller Interest Holder.

(i)  Notwithstanding any provision of this Section 7.03 to the contrary, if Buyer shall furnish to Seller and the Seller Interest Holders a certificate signed by the president or chief executive officer of Buyer stating that (x) in the good faith judgment of the board of directors of Buyer it would be seriously detrimental to Buyer and its stockholders (including Seller and the Seller Interest Holders) for such Registration Statement to be filed, or (y) audited financial statements of the Companies are required to be included in the Registration Statement and are not otherwise available, Buyer shall have the right to defer the filing of the Registration Statement for so long as reasonably necessary, but no later than 150 days from the Filing Date.

(ii)  Buyer shall prepare and file with the SEC such amendments and supplements to such Registration Statement and any prospectus contained therein and any amendment or supplement thereto used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities and shall use its Commercially Reasonable Efforts to keep such Registration Statement continuously effective until the earlier of such time as (i) all registered Registrable Securities have been sold under the Registration Statement or (ii) all Registrable Securities may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act (such period being called the “Registration Period”).

(iii)  Buyer shall use its Commercially Reasonable Efforts to register and qualify the Registrable Securities for offer and sale under such securities or blue sky laws of such jurisdictions, which may include California, as shall be reasonably requested by Seller or the Seller Interest Holders; provided, that Buyer shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(b)  Buyer shall furnish to Seller and the Seller Interest Holders, prior to the filing thereof with the SEC, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the prospectus included therein and provide Seller and the Seller Interest Holders an opportunity to make comments thereto.  Seller and the Seller Interest Holders, collectively, may retain counsel, at Buyer’s expense in an amount not to exceed $5,000, in connection with these registration rights.

(c)  Buyer shall ensure that:

(i)  any Registration Statement and any amendment thereto and any prospectus contained therein and any amendment or supplement thereto complies in all material respects with the Securities Act;

(ii)  any Registration Statement and any amendment thereto does not when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(iii)  any prospectus forming part of any Registration Statement, including any amendment or supplement to such Prospectus, when filed does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)  Buyer shall furnish to Seller and the Seller Interest Holders a conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), and such number of copies as Seller or a Seller Interest Holder may reasonably request of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to the

Registrable Securities included in the Registration Statement.

(e)  Buyer shall promptly notify Seller and the Seller Interest Holders:

(i)  when the Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii)  of any request by the SEC for amendments or supplements to the Registration Statement or prospectus included therein or for supplemental information;

(iii)  of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv)  of the receipt by Buyer of any notification with respect to the suspension of the qualification of the Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and

(v)  of the happening of any event that requires the making of any changes in the Registration Statement or the prospectus, including, if necessary, the filing of a post-effective amendment to the Registration Statement.

(f)  Upon receipt of any notice under Section 7.03(e)(v) above, Seller and each Seller Interest Holder will forthwith discontinue his or its disposition of Registrable Securities pursuant to the Registration Statement until he or it receives copies of a supplemented or amended prospectus from Buyer and, if so directed by Buyer, shall deliver to Buyer (at Buyer’s expense) all copies, other than permanent file copies, then in Seller’s or such Seller Interest Holder’s, as applicable, possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(g)  Buyer shall use Commercially Reasonable Efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Registrable Securities for sale in any jurisdiction at the earliest possible time.

(h)  Buyer may require Seller or any Seller Interest Holder to, and Seller and each such Seller Interest Holder shall, furnish Buyer with such information regarding Seller or such Seller Interest Holder, as applicable, and the distribution of the Registrable Securities as Buyer may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration.  At any time during the effectiveness of the Registration Statement, if Seller or a Seller Interest Holder becomes aware of any change materially affecting the accuracy of the information contained in the Registration Statement or the prospectus (as then amended or supplemented) relating to Seller or such Seller Interest Holder, as applicable, including the sale or disposition of all Registrable Securities owned by Seller or such Seller Interest Holder, he or it will promptly notify Buyer of such change.

(i)  All expenses, including any underwriting discounts, incurred in effecting the registration under the Registration Statement and the offer and sale of the Registrable Securities shall be borne by Buyer; provided, however, that Seller, the Seller Interest Holders and Buyer must consent prior to the engagement of any underwriter in connection with these registration rights.  All selling commissions and stock transfer taxes relating to the Registrable Securities after the initial issuance of shares of Buyer Common Stock to Seller as contemplated in Section 2.05 shall be borne by Seller and the Seller Interest Holders pro rata on the basis of the number of shares of Registrable Securities registered on their behalf.

(j)  Buyer shall, to the full extent permitted by law, indemnify and hold harmless Seller and the Seller Interest Holders against any expenses, claims, losses, damages or liabilities to which Seller or the Seller Interest Holders may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Buyer shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Buyer by Seller or any Seller Interest Holder and stated to be specifically for use therein.

(k)  Seller and each Seller Interest Holders shall, to the full extent permitted by law, indemnify and hold harmless Buyer, its directors, officers, employees, agents and each other person, if any, who controls Buyer within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Buyer or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by such indemnifying party specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement.  Seller and each Seller Interest Holder shall also indemnify each other stockholder of Buyer who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to Buyer.  Notwithstanding anything contained in this Section 7.03(k) to the contrary, the obligation to provide indemnification pursuant to this Section 7.03(k) shall be several among such indemnifying parties on the basis of the number of shares of Buyer Common Stock of each such indemnifying party included in the Registration Statement, and the total amount of such indemnification shall not exceed the value as of the date hereof of the shares of Registrable Securities received by such indemnifying party pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Buyer or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such indemnifying party.

(l)  Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 7.03(j) or Section 7.03(k), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action; provided, that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 7.03(j) or Section 7.03(k), as the case may be, except to the extent that such other person is actually prejudiced by such failure.  In case any such action is brought, the party obligated to indemnify pursuant to Section 7.03(j) or Section 7.03(k), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided, that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation.  No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(m)  If the indemnity and reimbursement obligation provided for in Section 7.03(j) or Section 7.03(k) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations; provided, however, that the obligation to provide contribution pursuant to this Section 7.03(m) shall be several among the contributing Seller and Seller Interest Holders on the basis of the number of shares of Buyer Common Stock of each included in the Registration Statement, and shall not exceed the value as of the date hereof of the Registrable Securities received by Seller or such Seller Interest Holder, as applicable, pursuant to this Agreement.  Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph.  No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

7.04  Transition Services Agreement; Hiring of Continuing Employees.  As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby:

(a)  On the Closing Date, Buyer will (i) offer employment to each employee of Seller listed on Schedule 7.04(a)(i) (the “Continuing Employees”), and (ii) offer to enter into Buyer’s standard Contractor Services Agreement in substantially the form attached hereto as Exhibit F to each independent contractor of Seller listed on Schedule 7.04(a)(ii) (the “Continuing Independent Contractors”).  It shall be a condition to the employment of each Continuing Employee with Buyer that such person execute and deliver to Buyer a Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit G, and a condition to the employment of each Continuing Independent Contractor with Buyer that such person execute and deliver to Buyer a Contractor Services Agreement in the form attached hereto as Exhibit F.  Seller agrees to use Commercially Reasonable Efforts to assist Buyer in obtaining executed Confidentiality and Intellectual Property Assignment Agreements and Contractor Services Agreements from such Continuing Employees and Continuing Independent Contractors.

(b)  Buyer and Seller agree to enter into the Transition Services Agreement on or before the Closing Date, which shall provide for certain obligations of Buyer and Seller from the Closing Date through the date set forth therein (including any extension of such period pursuant to the terms of the Transition Services Agreement, the “Transition Period”).

7.05  Employee Benefit Plans.

(a)  Except with respect to the Perficient, Inc. 401(k) Employee Savings Plan (the “401(k) Plan”), which the Continuing Employees shall enter in accordance with the terms of the 401(k) Plan, Buyer shall cause each Continuing Employee that accepts employment with Buyer to be covered (effective January 1, 2008, to the extent not already covered by such date), under each employee benefit plan, program, or arrangement, including any qualified retirement, medical, dental, vision, life insurance, cafeteria, disability, severance, nonqualified deferred compensation, or paid time-off plan, maintained by Buyer or any of its Affiliates (“Buyer Plan”) for which such Continuing Employee is eligible under the terms and conditions of each such Buyer Plan.  With respect to such Buyer Plans, Buyer shall credit prior service of the Continuing Employees with Seller as reflected on the records of Seller provided to Buyer on or before the Closing Date for purposes of participation and vesting under any such Buyer Plan and for purposes of participation, vesting, and calculation of benefits for periods after the Closing Date with respect to vacation benefits to the extent that such service is recognized under the analogous benefit plans and programs maintained by or on behalf of Buyer (but this credit will not obligate Buyer to continue the employee benefit plans and programs maintained by Buyer or otherwise alter the terms and conditions of the Buyer Plans or Buyer’s vacation benefits or any of them); provided, that such service need not be credited to the extent it will result in duplication of benefits.  Any pre-existing condition restrictions and waiting period limitations that were deemed satisfied with respect to a particular person under any Current Employee Benefit Plan that is a group health plan immediately prior to the Closing Date shall be deemed satisfied by Buyer under their respective group health plans with respect to such person on or after the Closing Date to the extent (and only to the extent) agreed to by the insurer, if any, of the applicable Buyer group health plan.  Seller shall pay each Continuing Employee at the Closing such employee’s paid time-off obligations such as vacation required under Applicable Law to be paid at termination of employment.  To the extent not required to be paid at the time of termination of employment under Applicable Law, Buyer shall assume and honor all paid time-off obligations such as vacation, to the extent that such obligations are reflected on the Closing Date Statement.

(b)  The parties hereby agree that (i) Seller or its ERISA Affiliates will retain all Employee Benefit Plans and all associated liabilities and obligations; and (ii) Buyer will not assume any Employee Benefit Plan or any obligations or liabilities thereunder, and none shall be considered to be either an “Acquired Asset,” an “Assigned Contract,” or an “Assumed Liability” for purposes of this Agreement, except as specifically set forth on the Estimated Statement, as revised by the Closing Date Statement.  Seller agrees that it will maintain in force and effect any specific Employee Benefit Plan requested in writing by Buyer that Seller maintain until no later than December 31, 2007.  Seller and its ERISA Affiliates shall take such actions as may be requested by Buyer to enable Continuing Employees to participate in the Employee Benefit Plans of Seller or its ERISA Affiliates through December 31, 2007, and will continue to process claims thereunder subject to the terms and conditions provided in the Transition Services Agreement.  Buyer shall be responsible for such costs incurred by Seller in connection with maintaining any Employee Benefit Plan as set forth in the Transition Services Agreement.

(c)  Buyer will use Commercially Reasonable Efforts to cause its 401(k) Plan to accept the “eligible rollover distributions” (within the meaning of section 402(c)(4) of the Code) of each Continuing Employee who is eligible to participate in the 401(k) Plan.

7.06  Publicity.  Except as otherwise required by law or the rules of the Nasdaq Global Select Market, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of, and the opportunity to review by, the other parties. Notwithstanding the above, Seller acknowledges that Buyer, as a publicly held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Buyer reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding Seller and the status of negotiations, at any time it decides that such disclosure is appropriate under the federal securities laws or the rules of any stock exchange; provided, however, that Buyer shall provide Seller and their counsel a reasonable time to review and comment upon such disclosure.

7.07  Taxes.

(a)  Transfer Taxes.  Seller shall pay the cost of all sales, transfer and use Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement.  Seller shall pay all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Acquired Assets.  The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing.  Seller and Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b)  Property Taxes.  All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Acquired Assets with respect to the tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between Seller and Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period.  Buyer shall pay or cause to be paid, when due, to the Taxing Authorities all Property Taxes relating to the tax period during which the Closing Date occurs.  Buyer shall send to Seller a statement that apportions the Property Taxes as of the Closing Date between Seller and Buyer based upon Property Taxes actually invoiced and paid to the Taxing Authorities by Buyer for the tax year which includes the Closing Date.  This statement shall be accompanied by proof of actual payment of such Property Taxes for such tax year.  Within five days of receipt of such statement and proof of payment, Seller shall reimburse Buyer for its pro-rated portion of such Property Taxes.

(c)  Filing of Tax Returns of ePairs India.

(i)  Pre-Closing Tax Returns.  Seller shall prepare or cause to be prepared all Tax Returns of ePairs India for all Pre Closing Periods (“Pre-Closing Tax Returns”).  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law.  Not later than 30 days prior to the due date for filing any such Tax Return Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Buyer for its review and reasonable comment.  Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any Pre-Closing Tax Return, Seller shall pay to Buyer the amount of any Taxes owed with respect to such Tax Return pursuant to Section 10.01(a)(iv).

(ii)  Straddle Period Tax Returns.  Buyer shall prepare or cause to be prepared all Tax Returns of ePairs India for all Straddle Periods (“Straddle Tax Returns”).  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law.  Not later than 30 days prior to the due date for filing any such Tax Return Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment.  Buyer will cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any Straddle Tax Return, Seller shall pay to Buyer the amount of any Seller Taxes owed with respect to such Tax Return pursuant to Section 10.01(a)(iv).

(d)  Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i)  in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of Seller ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)  in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of ePairs India, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(e)  Cooperation on Tax Returns and Tax Proceedings.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Acquired Assets, the Business or the assets, operations or activities of ePairs India.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or ePairs India (including, but not limited to, with respect to the transactions contemplated hereby).  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 10.04(b).

7.08  Accounts Receivable.  Following the Closing, the right to collect payment on all Accounts Receivable of Seller included in the Acquired Assets shall belong to Buyer.  Following the Closing, to the extent that Seller receive any cash payments with respect to any such Accounts Receivable, or any other accounts receivable of Buyer arising from the Business from and after the Closing Date, Seller shall remit such payments to Buyer within three business days after the end of the week in which the cash was collected, together with a detailed summary of all such collections and copies of any invoices or remittance advices submitted by the applicable payor.

7.09  Tax Reporting Documentation.  Seller shall, and shall cause each Seller Interest Holder, to provide Buyer and the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 and other forms and documents that Buyer or the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”).  Seller understands that if such Tax Reporting Documentation is not provided, Buyer or the Escrow Agent, as applicable, may be required by the Code, as amended and as it may be amended from time to time, to withhold a portion of any payment of Purchase Price or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

7.10  Use of ePairs Names.  Seller shall, and shall cause its Affiliates to, by the later of February 15, 2008 and the termination of the Transition Services Agreement, discontinue use of the ePairs Names; provided, that each Seller may use the ePairs Names in corporate histories, to respond to inquiries about the history of the Business, and in other ways to fairly describe this Agreement and the relationship between the Business, Buyer and Seller, and their Affiliates.  Except as set forth in the immediately preceding proviso, in no event shall Seller or any of its Affiliates use any ePairs Names after the Closing other than in connection with the services provided under the Transition Services Agreement.

7.11  India Equity Purchase.  Buyer intends to enter into a Share Purchase Agreement with Bhuvana Panchapagesan and Ganesan Subramanian (the “India Interestholders”) pursuant to which Seller will agree to purchase and the India Interestholders will agree to sell all of the India Interestholders’ equity interests of ePairs India (the “India Equity Purchase”).  The Principal shall use reasonable best efforts to cause India Interestholders to enter into the agreement as soon as reasonably practical following the date hereof.  Upon the closing of the India Equity Purchase, Buyer shall pay to the India Interestholders the India Holdback Amount, or such other amount as is required under such Share Purchase Agreement (the amount paid the “India Equity Purchase Amount”).  If the India Equity Purchase Amount is less than the India Holdback Amount, then the India Equity Purchase Amount shall be released promptly from the India Holdback Amount and paid to Buyer.  The remaining balance, if any, of the India Holdback Amount shall be distributed to Seller.  In the event that the India Holdback Amount is insufficient to satisfy the India Equity Purchase Amount, then the India Holdback Amount shall be released promptly and paid to Buyer and Seller shall immediately tender to Buyer, in cash, an amount equal to the such deficiency.  Notwithstanding the foregoing, Buyer may elect, in its sole discretion, to claim any remaining portion of such shortfall as Damages pursuant to Section 10.01.  If Buyer so elects, Seller and Buyer covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the closing of the India Equity Purchase to make any disbursement required by this Section 7.11.

ARTICLE VIII

CONDITIONS PRECEDENT

8.01  Conditions to Each Party’s Obligation.  The respective obligation of each party under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)  Regulatory Approvals.  All necessary authorizations and Consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b)  No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing any of the transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal any of the transactions contemplated by this Agreement.

8.02  Conditions to Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Buyer, at or prior to the Closing, of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Seller, the Principal and the Seller Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Seller Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Buyer shall receive at Closing a certificate signed on behalf of Seller, by an authorized officer thereof, each Principal and each Seller Shareholder to the foregoing effect.

(b)  Performance of Obligations of Seller, the Principal and the Seller Shareholders.  Seller, each Principal and each Seller Shareholder shall have performed in all material respects all obligations required to be performed by he or it under this Agreement at or prior to the Closing Date, and Buyer shall receive at Closing a certificate signed on behalf of Seller, by an authorized officer thereof, each Principal and each Seller Shareholder to such effect.

(c)  Consents Under Agreements.  The consent, approval, waiver or amendment of each person (other than the Governmental Entities) set forth on Schedule 8.02(c) hereto shall have been obtained and shall be reasonably satisfactory to Buyer.

(d)  Bill of Sale.  Seller shall have executed and delivered the Bill of Sale.

(e)  Escrow Agreement.  Seller and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(f)  Transition Services Agreement.  Seller shall have executed and delivered the Transition Services Agreement.

(g)  Stock Restriction Agreements.  The Seller Interest Holders shall have executed and delivered the Stock Restriction Agreements.

(h)  Confidentiality and Intellectual Property Assignment Agreements.  Those Continuing Employees listed on Schedule 8.02(h) shall each have executed and delivered a Confidentiality and Intellectual Property Assignment Agreement.

(i)  Contractor Services Agreements.  Those Continuing Independent Contractors listed on Schedule 8.02(i) shall each have executed and delivered a Contractor Services Agreement.

(j)  Opinion of Counsel for Seller.  Buyer shall have received an opinion of Ropers Majeski Kohn Bentley PC, counsel for Seller, in substantially the form attached as Exhibit H.

(k)  Lien Releases.  Seller shall have delivered lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence the release and termination of all material Encumbrances (other than Permitted Encumbrances) on the Acquired Assets and on Seller’s rights, title and interests in the Acquired Assets that are not owned by Seller.

(l)  FRIPTA Certificate.  Seller shall have delivered a certificate of non-foreign status meeting the requirements of Treasury Regulation 1.1445-2(b)(2).

(m)  Closing Deliveries.  All other documents and instruments required to be delivered by Seller to Buyer in order to consummate the transactions contemplated hereby shall have been delivered.

(n)  No Material Adverse Changes.  During the period between the execution of this Agreement and the Closing Date, there shall not have been any Seller Material Adverse Effect and no fact or condition specific to a Company shall exist which has had or would reasonably be expected to have a Seller Material Adverse Effect after the Closing.

8.03  Conditions to Obligations of Seller, the Principal and the Seller Shareholders.  The obligations of Seller, the Principal and the Seller Shareholders to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by Seller, at or prior to the Closing of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Buyer Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Seller shall receive at Closing a certificate signed on behalf of Buyer by an authorized officer of the company to the foregoing effect.

(b)  Performance of Obligations of Buyer.  Buyer shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall receive at Closing a certificate signed on behalf of Buyer by an authorized officer of the company to such effect.

(c)  Escrow Agreement.  Buyer and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(d)  Bills of Sale.  Buyer shall have executed and delivered the Bills of Sale.

(e)  Transition Services Agreement.  Buyer shall have executed and delivered the

Transition Services Agreement.

(f)  Opinion of Counsel for Buyer.  Seller shall have received an opinion of Vinson & Elkins L.L.P., counsel Buyer, in substantially the form attached as Exhibit I.

(g)  Closing Deliveries.  All other documents and instruments required to be delivered to Seller by Buyer in order to consummate the transactions contemplated hereby shall have been delivered.

ARTICLE IX

TERMINATION AND AMENDMENT

9.01  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written consent of Buyer and Seller;

(b)  by either Buyer or Seller (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer, on the one hand, or Seller, on the other hand, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 8.02(a) and 8.02(b) or Sections 8.03(a) and 8.03(b), as the case may be, would not be satisfied and such breach has not been cured within 10 days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(c)  by either Buyer or Seller if the Closing shall not have occurred by February 28, 2008; provided, however, such date may be increased by an additional 30 days at the request of a party if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and such party is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

9.02  Effect of Termination.  In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, except that Section 6.02(b) shall survive any termination of this Agreement for a period of two years following such termination, and there shall be no further obligation on the part of Buyer, Seller, or their respective officers or directors except for the obligations under such provisions.  Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

9.03  Expenses.  Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

9.04  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.05  Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

INDEMNIFICATION

10.01  Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a)  Seller and the Seller Shareholders shall jointly and severally indemnify, defend and hold harmless Buyer and its respective Affiliates, officers, directors, employees, representatives and agents (“Purchaser Indemnitees” and, singularly, a “Purchaser Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)  any Excluded Liability;

(ii)  any Net Working Capital shortfall determined pursuant to Section 2.06;

(iii)  any claim by an employee, former employee, independent contractor or former independent contractor of a Seller, or any other person or entity, based upon (A) such employee’s or former employee’s employment or such independent contractor’s or former independent contractor’s contract with a Seller prior to the Closing Date, (B) the termination of employment of current or former employees or current or former independent contractors of Seller prior to the Closing Date, or (C) any severance arrangements or payments or any benefit, salary, bonus, commission or other compensation payments made or required to be made in connection with such terminations prior to the Closing Date;

(iv)  any Liability for Taxes with respect to ePairs India attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.07(d));

(v)  any India Equity Purchase Amount shortfall as described in Section 7.11;

(vi)  any Seller Warranty Liabilities; or

(vii)  any breach by Seller, a Principal or a Seller Shareholder of a representation, warranty or covenant contained in this Agreement;

provided, that, the Purchaser Indemnitees will not be entitled to indemnification pursuant to this Section 10.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Purchaser Indemnitees exceeds $50,000 (the “Purchaser Indemnification Basket”), in which case the Purchaser Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Purchaser Indemnification Basket shall not apply to any claim for indemnification based on (A) items (i), (ii), (iii), (iv), (v) or (vi) above or (B) item (vi) above to the extent such claim relates to a breach by a Seller under Section 3.05, 3.09, 3.12, 3.22 or 3.25 (such claims collectively, the “Seller Carved-Out Liabilities”).

(b)  Buyer shall indemnify, defend and hold harmless Seller and their Affiliates, officers, directors, employees, representatives and agents (the “Seller Indemnitees”) against and in respect of any and all Damages by reason of or otherwise arising out of:

(i)  any Assumed Liability; or

(ii)  any breach by Buyer of any representation, warranty or covenant contained in this Agreement;

provided, that, the Seller Indemnitees will not be entitled to indemnification pursuant to this Section 10.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Seller Indemnities exceeds $50,000 (the “Seller Indemnification Basket”), in which case the Seller Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Seller Indemnification Basket will not apply to any claim for indemnification based on item (i) above (the “Buyer Carved-Out Liabilities”).

10.02  Survival of Indemnity.  The representations, warranties and covenants of Seller, the Principal, the Seller Shareholders and Buyer, and the indemnification obligations related thereto pursuant to Section 10.01 shall survive the Closing for a period of two years after Closing, except for Damages arising from (a) any failure of Seller to pay, perform or discharge any Seller Carved-Out Liabilities or (b) any failure of Buyer to pay, perform or discharge any Buyer Carved-Out Liabilities, in each which case the obligations of the applicable Indemnifying Party pursuant to Section 10.01 shall survive indefinitely or, if earlier, six-months after the expiration of the applicable statute of limitations.  Any claims for indemnification in accordance with this Article X with respect to Damages resulting from any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Upon expiration of such period, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

10.03  Additional Provisions.

(a)  Limitations on Indemnified Amounts of Seller and the Seller Shareholders.  In no event shall the aggregate indemnity obligations of Seller and the Seller Shareholders exceed an amount equal to the Distributable Purchase Price.  The liability of Seller and the Seller

Shareholders for indemnification under this Article X by reason of or arising out of any breach by Seller, a Principal or a Seller Shareholder of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Buyer of the books, records or operations of the Companies.

(b)  Limitations on Indemnified Amounts of Buyer.  In no event shall Buyer’s aggregate indemnity obligations exceed an amount equal to the Distributable Purchase Price; provided, however, that such limitation shall not apply to any claim for indemnification pursuant to Section 10.01(b) for any Assumed Liability described in Section 2.03(a)(i) or Section 2.03(a)(iv).  The liability of Buyer for indemnification under this Article X by reason of or arising out of any breach by Buyer of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Seller of the books, records or operations of Buyer.

(c)  Satisfaction of Indemnification Obligations.  Buyer agrees that all indemnifiable Damages shall be satisfied as follows:

(i)  As to each of Seller and the Seller Shareholders, first with the Escrow Payment, until the aggregate amount of indemnifiable claims made for the benefit of the Purchaser Indemnitees exceeds the value of the Escrow Payment; and

(ii)  Second, the Purchaser Indemnitees shall be free to pursue Damages directly against Seller and the Seller Shareholders jointly and severally subject to the maximum potential indemnification obligation of such Indemnifying Party as provided in Section 10.03(a).

(d)  No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this Article X (including the provisions of paragraphs (a) and (b) of this Section 10.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors.

(e)  Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon fraud or any violation of federal securities laws, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this Article X in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto.  Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.  The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f)  Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article X, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

10.04  Claim Notice; Definitions; Third Party Claim Procedures.

(a)  Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this Article X, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article X for such Damages, and (iii) a demand for payment; provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.  Buyer and Seller agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Payment.

(b)  Third Party Claim Procedures.  The Indemnified Party may, upon reasonable notice, tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 10.04(b)) to the Indemnifying Party.  If (i) the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 10.04(b), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this Article X; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefore if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the Indemnifying Party has not lost its right, defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30-day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Article X, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 10.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the Damages that constitute reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

ARTICLE XI

GENERAL PROVISIONS

11.01  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient) provided that a copy of all telecopies is sent by one of the other delivery methods set forth in this Section 11.01 within one day of being telecopied, three days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)       if to Buyer, to:

Perficient, Inc.
520 Maryville Centre Drive, Suite 400
St. Louis, Missouri  63141
Attn:    Paul E. Martin, Chief Financial Officer
Phone:         314.995.8810
Facsimile:    314.995.8802

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas  78746
Attn:    J. Nixon Fox III, Esq.
Phone:         512.542.8427
Facsimile:    512.236.3216

(b)  if to Seller, to:

ePairs Inc.
20370 Town Center Lane, Ste B255
Cupertino, California  95014
Attn:    Kumar Nathan, President and Chief Executive Officer
Phone:         408.973.8466
Facsimile:    408.973.8499

with a copy (which shall not constitute notice) to:

Ropers Majeski Kohn Bentley PC
80 N. First Street
San Jose, California  95113
Attn:    Michael J. Ioannou, Esq.
Phone:         408.947.4802
Facsimile:    408.918.4501

(c)           if to Principal, to:

10496 Byrne Ave
Cupertino, California 95014
Attn:     Kumar Nathan
Phone:         408.973.8466
Facsimile:    408.973.8499

     with a copy (which shall not constitute notice) to:

Ropers Majeski Kohn Bentley PC
80 N. First Street
San Jose, California  95113
Attn:    Michael J. Ioannou, Esq.
Phone:         408.947.4802
Facsimile:    408.918.4501

(d)           if to a Seller Shareholder, to:

10496 Byrne Ave
Cupertino, California 95014
Attn:      Kumar Nathan
Phone:         408.973.8466
Facsimile:    408.973.8499

with a copy (which shall not constitute notice) to:

Ropers Majeski Kohn Bentley PC
80 N. First Street
San Jose, California  95113
Attn:      Michael J. Ioannou, Esq.
Phone:         408.947.4802
Facsimile:    408.918.4501

11.02  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.03  Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Furthermore, this Agreement may be executed by the facsimile signature of any party hereto; it being agreed that the facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes.

11.04  Entire Agreement.  This Agreement (including the Ancillary Agreements and all other documents and instruments delivered pursuant hereto or otherwise referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.05  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.

11.06  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.02, 6.03 or 7.01 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.02, 6.03 or 7.01 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in Santa Clara County, California, this being in addition to any other remedy to which they are entitled at law or in equity.

11.07  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.08  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that (a) prior to the Closing, Buyer may assign all or any portion of its rights or obligations hereunder to an Affiliate of Buyer, and (b) Buyer may assign this Agreement or any rights or obligations hereunder in connection with (i) the transfer or assignment of all or substantially all of the Business (whether by purchase of equity interests, purchase of assets, merger or other form of transaction) or (ii) the issuance or transfer in one or a series of transactions of any ownership interest in Buyer (directly or indirectly) that results in a Person that does not currently own an interest in Buyer owning (directly or indirectly) 50% or more of the ownership interest in Buyer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except for Sections 7.02 and 7.03, of which the Seller Interest Holders are express third party beneficiaries, and as otherwise expressly provided herein (including in Sections 7.04 and 7.05), this Agreement (including the documents and instruments delivered pursuant hereto or otherwise referred to herein) is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.09  Amendment.  This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto, except that no amendment affecting Seller Interest Holders may be made without their written consent.

[Signature page follows.]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized and the Principal and the Seller Shareholders have executed this Agreement each as of the date first above written.

BUYER:

PERFICIENT, INC.

By:  /s/ Jeffrey S. Davis
Name: Jeffrey S. Davis
Title:   President and Chief Operating Officer

SELLER:

EPAIRS INC.

By:  /s/ Ganesan Swaminathan
Name: Ganesan Swaminathan
Title:   President and Chief Executive Officer

PRINCIPAL:

  /s/ Ganesan Swaminathan
Ganesan Swaminathan

SELLER SHAREHOLDERS:

  /s/ Ganesan Swaminathan
Ganesan Swaminathan

  /s/ Uma Swaminathan
Uma Swaminathan